UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2018

VOLT INFORMATION SCIENCES, INC.

(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1133 Avenue of the Americas, 15th Floor, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(212) 704-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grant of Performance Units to Named Executive Officers

As part of its ongoing efforts to execute its pay-for-performance philosophy and enhance its existing performance-based compensation arrangements, the Company’s Human Resources & Compensation Committee (the “Compensation Committee”) modified its fiscal year 2018 equity compensation program for its executive officers. As a result, executive officers received 50% of their annual long-term incentive award for fiscal year 2018 in the form of performance stock units (“PSUs”). For each period ending on June 14th of 2019, 2020 and 2021, executives will be eligible to vest in 1/3 of the number of PSUs granted (based on 100% of target level achievement, the “Target Award”) up to a maximum of 200% of the Target Award, based on the percentage increase of the Company’s “end date” stock price over the “beginning date” stock price, as measured over each of the one-year, two-year and three-year measurement periods. The “beginning date” stock price is the closing price of a share of the Company’s common stock on June 14, 2018 (the “Grant Date”), and the “end date” stock price will be based on the 20 trading-day average stock price measured over the last 20 trading days of the applicable measurement period.

Each year, 50% of the Target Award will only vest if the applicable threshold goal is achieved, 100% of the Target Award will only vest if the applicable target goal is achieved, and 200% of the Target Award will only vest if the applicable maximum goal is achieved. No portion of the PSUs will vest for any period in which the applicable threshold goal is not achieved, and vesting percentages will be linearly interpolated for performance that falls between two points (i.e., between threshold and target level and between target and maximum level). Vesting of the PSUs is subject to the executive remaining employed by the Company through the last day of the applicable measurement period.

Executive officers received the remaining 50% of their annual long-term incentive awards in the form of restricted stock units (“RSUs”) that vest on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment with the Company on each of the applicable vesting dates.

Upon vesting, PSUs and RSUs will be settled in either cash or stock at the Company’s election, with any stock settlement being subject to the Company having a sufficient number of shares available under its equity incentive plans to satisfy such awards. Any PSUs or RSUs settled in cash will be capped at two times the Company’s closing stock price on the Grant Date (the “Cap Price”), multiplied by the number of PSUs or RSUs vesting.

Unless a replacement award is granted, upon the occurrence of a change in control on or prior to the first anniversary of the Grant Date, a pro-rated portion of the PSUs and RSUs will vest (with the number of PSUs eligible to vest being based on target level), and if a change in control occurs following the first anniversary of the Grant Date, all of the then-unvested PSUs and RSUs will vest (with the PSUs vesting based on target level). The Compensation Committee retains discretion to waive the application of the Cap Price with respect to any PSUs and RSUs that vest and are settled in cash upon the occurrence of a change in control.

On the Grant Date, Ms. Perneau, Mr. Tomkins, Ms. Avedissian, Ms. Hollins and Mr. Naujokas each received awards of PSUs and RSUs with target grant date values as follows: $554,000, $375,000, $225,000, $225,000 and $30,000, respectively.

The foregoing summary is qualified in its entirety by reference to the terms of the Company’s 2015 Equity Incentive Plan and the form of award agreements filed herewith.

Adjustments to Certain Named Executive Officer Compensation

As previously announced, the Company’s Board of Directors appointed Linda Perneau to the role of Interim Chief Executive Officer and as a member of the newly-formed Executive Management Committee, effective as of June 7, 2018. In connection with Ms. Perneau’s appointment and in recognition of her increased responsibilities to the Company, the Compensation Committee and the Board adjusted her target annual bonus opportunity to 80% of her annual base salary, and adjusted the target value of her annual long-term incentive award for fiscal year 2018 to $700,000. For fiscal year 2018, it is expected that Ms. Perneau’s annual bonus performance goals will be based on a mix of financial goals and individual management objectives.

In recognition of the additional time and effort expected to be expended as a result of their appointment to the Executive Management Committee, the Compensation Committee increased each of Mr. Tomkins’ and Ms. Avedissian’s annual base salaries by $35,000.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Form of Performance Stock Unit Award Agreement

10.2	Form of Restricted Stock Unit Award Agreement

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Performance Stock Unit Award Agreement

10.2	Form of Restricted Stock Unit Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

By	/s/ Nancy Avedissian
Nancy Avedissian, Senior Vice President, General Counsel and Corporate Secretary

Date: June 19, 2018